UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2006

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective as of November 1, 2006, the Company amended the eFunds Corporation 2005 Deferred Compensation Plan (the "Plan") to allow members of its Board of Directors who are not employees of the Company to participate therein. As amended, the Plan permits participating directors to defer the receipt of between 10-100% of the annual cash retainers paid to them for service on the Board of Directors and its committees. Members of the Board are eligible to participate in the Plan commencing in 2007.

The fees deferred by a participating director (a "Deferral") will be credited with earnings and investment gains and losses by assuming that they were invested in one or more investment options selected by the director in accordance with the terms of the Plan. The deemed investment options include various investment funds with different degrees of risk. Directors may reallocate amounts among the various investment options on a daily basis. Deferrals will not actually be invested in the investment options available under the Plan. These deemed investment options are merely measuring tools to determine the value of a Director’s account. Deferrals under the Plan will be unsecured obligations of the Company that will rank equally with its other unsecured indebtedness outstanding from time to time. The Company has created a "Rabbi Trust" that could be funded and used to pay benefits under the Plan, but the assets of the trust would also be subject to the claims of the Company’s general creditors.

The Plan allows participating directors to elect to have any Deferrals credited to their accounts paid in a lump sum upon termination of their service on the Board or on a subsequent anniversary of their service termination date, paid in installments following a termination of service or during their continued tenure on the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

November 3, 2006	By:	/s/ George W. Gresham

Name: George W. Gresham
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	eFunds Corporation 2005 Deferred Compensation Plan, first effective January 1, 2005 (as amended November 1, 2006)